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EXHIBIT 99.1

STATE OF SOUTH CAROLINA    )
COUNTY OF GREENVILLE       )        SALES AGREEMENT

     THIS Agreement is made and entered into by and between REAL ESTATE FUND INVESTMENT TRUST, "A South Carolina Trust", hereinafter referred to as Seller and YOUNTS PROPERTIES, INC., "A South Carolina Corporation", hereinafter referred to as Purchaser.
     THE Seller does hereby agree to sell and convey to Purchaser all the properties as hereinbelow outlined and Purchaser agrees to purchase same from Seller. This entire transaction is to be completed on or before September 30, 1996 unless both parties agree to an extension. Both parties do hereby bind themselves through their duly authorized officers to the full and faithful performance of this Contract in an immediate and timely manner.
     Purchaser does hereby deposit with Seller the sum of TWENTY FIVE THOUSAND DOLLARS AND NO/100 ($25,000.00), as a Binder which shall be credited to purchase price at closing of this transaction. If Purchaser defaults, due to its own fault, in the closing of this transaction in a manner as hereinbelow described then this Binder shall be forfeited to Seller and same considered liquidated damages for Purchaser's failure to comply. This Binder shall be deposited with Seller and it is further agreed that if Seller does not comply with the terms and conditions of this Contract due to default by Seller or failure to convey the assets in accordance with this Contract without fault of Purchaser then Seller shall immediately return to Purchaser the TWENTY FIVE THOUSAND DOLLARS and NO/100, $25,000.00 binder, plus an additional TWENTY FIVE THOUSAND DOLLARS and NO/100, $25,000.00 as liquidated damages due to Seller's inability to perform and carry out the terms and conditions of this Contract with Purchaser.
     THAT the total consideration for this sale shall be FOUR MILLION, FIFTY THOUSAND DOLLARS AND NO/100 ($4,050,000.00) to be paid as $25,000.00 TWENTY
FIVE THOUSAND DOLLARS and NO/100, to Seller by Purchaser at execution of this Contract and the remaining $4,025,000.00 (FOUR MILLION, TWENTY FIVE THOUSAND DOLLARS and NO/100) shall be paid by Purchaser in cash at the time of closing by the above stated date.
     THAT the properties to be conveyed consist of ALL REAL PROPERTY as currently owned by Seller located throughout South Carolina, Georgia and North Carolina and any other real estate interest now known or that may hereafter be known by Seller. The sale also includes all Notes, Mortgages or any and every other assets of Seller excepting only cash and deposits on hand. That the sale of personal property shall include, but not be limited to, (6) file cabinets,
(1) "L" shaped desk, (1) broken typewriter, (1) 2X4 safe, (1) IBM computer, (1) silent partner computer, (l)Xerox copy machine, (2) chairs, and all other personal property and chattels owned now or subsequently to be determined as owned by Seller.
     THAT Seller will furnish to Purchaser a separate, fee simple, unencumbered title with General Warranty Deed on each and every piece of real property with improvements thereon as owned by Seller subject only to rights-of-way, easements, restrictions, roadways, encroachments and other adverse title defects which would not render the title to the said property unmarketable or uninsurable. The consideration on each Deed



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shall be stated separately in accordance with figures agreed upon between the parties and totaling FOUR MILLION, FIFTY THOUSAND DOLLARS AND NO/100 ($4,050,000.00).
     Purchaser shall obtain a current Title Insurance Policy on each and every piece of real estate so conveyed in view of the fact that Seller plans to dissolve the Trust immediately upon closing this transaction; thus, preventing Seller from being accountable under general warranty provisions of the Deed to certain respective properties. Said Title Insurance shall be issued by Investors Title Insurance Company or a company of equivalent strength and stability in a single premium issued policy or policies covering all properties in each state, and the premium expense split equally between Seller and Purchaser.
     THIS conveyance also includes all chattels located upon the real properties that are owned by Seller. This conveyance further includes all Notes, Mortgages and every other asset of Seller except cash or documents representing cash.
     Seller will further convey to Purchaser all Seller's right, title and interest in any casualty, liability or other insurance policies for whatever term might remain until renewal dates on all of said policies. If such policies are not cancelled at closing, the premiums shall be pro-rated at the cancellation rate as of the date of closing. Seller will also sign such documents necessary to change this with any insurance agencies and/or companies involved.
     ALL the 1996 property taxes shall be pro rated at closing on a basis of 3/4 to be paid by Seller to Purchaser based on as accurate determination as possible at that time. When the actual tax notices are received by Seller or Purchaser after October 1, 1996 then any excesses will be paid by Seller and any decreases will be refunded back to Seller by Purchaser.
     Seller further agrees to immediately comply with all Trust Regulations within the confines of Seller's Trust Documents and immediately notify all Shareholders of this sale by an appropriate time frame allocated as well as any other governmental or non-governmental agency's requirements existing.
     IT is further agreed that Seller shall furnish to Purchaser a letter prior to closing from each tenant certifying, but not limited to, the following items (which letters shall be prepared by Purchaser and obtained by Seller):
     1.) The amount of monthly rent;
     2.) Any other Agreement relating to insurance, maintenance, common area, etc;
     3.) Any obligations unfulfilled by Seller to tenant;
     4.) The rental status as to the period of time or month to month;
     5.) Any known defects to rental property or grounds;
     6.) A copy of all leases.
     Seller further agrees to advise Purchaser of any environmental problems or regulations violations of which Seller has actual knowledge through its Trustees and General Manager. Seller further agrees to give an Affidavit to Purchaser as to the lack of actual knowledge of any known environmental regulations violations or potential problems as well as any known prior uses of properties that would lend itself to any environmental violations. Purchaser shall obtain a letter of compliance from DHEC



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advising that there are no changes in the environmental problems on Burris
Chemical Company in form and content satisfactory to Purchaser.
     Seller further agrees to permit access to Purchaser all files, correspondence, tax receipts, insurance receipts, and any other pertinent information needed by Purchaser to consummate this sale.
     THIS Sales Contract shall be binding upon the undersigned, their successor's and assigns to the full and faithful performance of all the terms and conditions contained herein.
     SIGNED, SEALED AND EXECUTED this 28th day of August, 1996.

                                          REAL ESTATE FUND INVESTMENT TRUST



_________________________        BY:_______________________________
WITNESS                                   ITS PRESIDENT


_________________________        BY:________________________________
WITNESS                              ITS SECRETARY


                                      YOUNTS PROPERTIES, INC.



__________________________        BY:_________________________________
WITNESS                                    ITS PRESIDENT



__________________________        BY:_________________________________
WITNESS                                    ITS SECRETARY





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